Exhibit 10.1

ELEVENTH AMENDMENT TO THE
FOURTH AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.
This ELEVENTH AMENDMENT TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of February 20, 2019 (this “Amendment”), is being executed by AIMCO-GP, Inc., a Delaware corporation (the “General Partner”), as the general partner of AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 7.3.C of the Fourth Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994 and restated as of February 28, 2007, as amended and/or supplemented from time to time (including all the exhibits thereto, the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.
WHEREAS, the General Partner has determined that this Amendment is desirable in connection with a reverse stock split proposed to be effected by the Previous General Partner.
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The penultimate sentence of the definition of “Adjustment Factor” in ARTICLE I of the Agreement is hereby amended and restated as follows:
“Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, provided, however, that any Limited Partner may waive, by written notice to the General Partner, the effect of any adjustment to the Adjustment Factor applicable to the Partnership Common Units held by such Limited Partner, and, thereafter, such adjustment will not be effective as to such Partnership Common Units; provided, further, that notwithstanding the foregoing, (A) if the Previous General Partner declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, no adjustments to the Adjustment Factor shall be made if the Partnership concurrently pays a distribution with respect to each Partnership Common Unit consisting of (i) a number of Partnership Common Units (or fraction thereof) equal to the number of REIT Shares (or fraction thereof) paid as a dividend with respect to each REIT Share, or (ii) cash in an amount equal to the value, as determined in good faith by the General Partner, of the number of REIT Shares (or fraction thereof) paid as a dividend with respect to each

REIT Share and (B) if the Previous General Partner splits or subdivides its outstanding REIT Shares or effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, no adjustments to the Adjustment Factor shall be made if the Partnership concurrently splits or subdivides its outstanding Partnership Common Units or combines its outstanding Partnership Common Units into a smaller number of Partnership Common Units, as applicable, such that the ratio of outstanding REIT Shares to outstanding Partnership Common Units prior to such split, subdivision, reverse split or combination is equal to the ratio of outstanding REIT Shares to outstanding Partnership Common Units following such split, subdivision, reverse split or combination.”

2.
Miscellaneous. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:
AIMCO-GP, INC.
By:	/s/ Paul Beldin
	Name:	Paul Beldin
	Title:	Executive Vice President and Chief Financial Officer

3